          PROXY STATEMENT PURSUANT TO SECTION 14(A) OF THE SECURITIES
                  EXCHANGE ACT OF 1934 (AMENDMENT NO.       )

Filed by the Registrant  / /
Filed by a Party other than the Registrant  /X/

Check the appropriate box:

/ /  Preliminary Proxy Statement
/X/  Definitive Proxy Statement
/ /  Definitive Additional Materials
/ /  Soliciting Material Pursuant to sec. 240.14a-11(c) or sec. 240.14a-12

                              ALBERTSON'S, INC.
- --------------------------------------------------------------------------------
                (Name of Registrant as Specified in its Charter)

                              KAYE L. O'RIORDAN
- --------------------------------------------------------------------------------
                   (Name of Person(s) Filing Proxy Statement)

Payment of Filing Fee (Check the appropriate box):

/X/  $125 per Exchange Act Rules 0-11(c)(1)(ii), 14a-6(i)(1), or 14a-6(j)(2).
/ / $500 per each party to the controversy pursuant to Exchange Act Rule 14a-6(i)(3).
/ /  Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

     1) Title of each class of securities to which transaction applies:

     2) Aggregate number of securities to which transaction applies:

     3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:

     4) Proposed maximum aggregate value of transaction:

     Set forth the amount on which the filing fee is calculated and state how it was determined.

/ / Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

     1) Amount Previously Paid:

     2) Form, Schedule or Registration Statement No.:

     3) Filing Party:

     4) Date Filed:

ALBERTSON'S, INC.
250 PARKCENTER BOULEVARD
P. O. BOX 20                                                [ALBERTSON'S LOGO]
BOISE, IDAHO 83726

- --------------------------------------------------------------------------------

                                                       April 22, 1994

DEAR FELLOW STOCKHOLDER:

It is our pleasure to invite you to attend the 1994 Annual Meeting of Stockholders. This year's Annual Meeting will be held on May 27, 1994, at 10:00 a.m., Mountain Daylight Time, in the Eyries Room at the Boise Centre on the Grove, 850 Front Street, Boise, Idaho.

Information about the business of the meeting and the nominees for election as members of the Board of Directors is set forth in the Notice of Meeting and the Proxy Statement on the following pages. This year you are asked to elect directors and to ratify the appointment of independent auditors for the fiscal year ending February 2, 1995. In addition, two stockholder proposals may be presented for consideration and voting.

It is important that your shares be represented at the meeting. Accordingly, whether or not you plan to attend the meeting, we urge you to complete, date and sign the enclosed proxy card, and return it in the envelope provided.

We look forward to personally greeting those stockholders able to attend.

                                           Very truly yours,

                                           ALBERTSON'S, INC.

                                           (FACSIMILE SIGNATURE)

                                           Gary G. Michael
                                           Chairman of the Board
                                           and Chief Executive Officer

TABLE OF CONTENTS                                            [ALBERTSON'S LOGO]

- ------------------------------------------------------------------------------------------------
                                                                                            PAGE
- ------------------------------------------------------------------------------------------------
Notice of Annual Meeting of Stockholders                                                      1
- ------------------------------------------------------------------------------------------------
Proxy Statement                                                                               2
- ------------------------------------------------------------------------------------------------
  Voting Securities and Principal Holders Thereof                                             3
- ------------------------------------------------------------------------------------------------
  Election of Directors (Proposal 1)                                                          5
- ------------------------------------------------------------------------------------------------
     Nominees for Election as Class II Directors                                              6
- ------------------------------------------------------------------------------------------------
     Continuing Class III Directors                                                           7
- ------------------------------------------------------------------------------------------------
     Continuing Class I Directors                                                             8
- ------------------------------------------------------------------------------------------------
     Certain Transactions                                                                     9
- ------------------------------------------------------------------------------------------------
     Committees and Meetings of the Board of Directors                                       10
- ------------------------------------------------------------------------------------------------
     Directors' Fees                                                                         11
- ------------------------------------------------------------------------------------------------
  Compensation of Executive Officers                                                         12
- ------------------------------------------------------------------------------------------------
     Summary Compensation Table                                                              12
- ------------------------------------------------------------------------------------------------
     Stock Option and Year-End Value Table                                                   14
- ------------------------------------------------------------------------------------------------
     Retirement Benefits                                                                     14
- ------------------------------------------------------------------------------------------------
     Compensation Committee/Executive Committee Report                                       16
- ------------------------------------------------------------------------------------------------
     Compensation Committee and Executive Committee Interlocks and Insider Participation     19
- ------------------------------------------------------------------------------------------------
     Performance Graph                                                                       20
- ------------------------------------------------------------------------------------------------
  Ratification of Appointment of Independent Auditors (Proposal 2)                           21
- ------------------------------------------------------------------------------------------------
  Stockholder Proposal (Proposal 3)                                                          21
- ------------------------------------------------------------------------------------------------
  Stockholder Proposal (Proposal 4)                                                          23
- ------------------------------------------------------------------------------------------------
  Other Matters                                                                              25
- ------------------------------------------------------------------------------------------------
  Filing of Forms Pursuant to Section 16 of the Securities Exchange Act of 1934              25
- ------------------------------------------------------------------------------------------------
  Deadline for Receipt of Stockholders' Proposals                                            25
- ------------------------------------------------------------------------------------------------

                            FREE PARKING FOR MEETING

For three hours of free parking at the Eastman Garage, Capital Terrace Garage, Statehouse Inn (roof-top only) and surface parking areas as indicated on the map below, your admittance badge for the Meeting will include a validation sticker. Handicap parking is available as indicated on the map. Parking is not available in Boise Centre on the Grove.





                                     [MAP]

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS
MAY 27, 1994, AT BOISE, IDAHO                                 [ALBERTSON'S LOGO]

- --------------------------------------------------------------------------------

TO THE STOCKHOLDERS OF ALBERTSON'S, INC.:

The Annual Meeting of Stockholders of Albertson's, Inc., a Delaware corporation ("Company"), will be held on May 27, 1994, at 10:00 a.m., Mountain Daylight Time, in the Eyries Room at the Boise Centre on the Grove, 850 Front Street, Boise, Idaho, for the following purposes:

(1) To elect four Class II directors to hold office for three years;

(2) To ratify the appointment of Deloitte & Touche as the Company's independent auditors for the fiscal year ending February 2, 1995;

(3) To consider and vote on two stockholder proposals; and

(4) To transact such other business as may properly come before the meeting.

All of the above matters are more fully described in the accompanying Proxy Statement.

Stockholders of record at the close of business on April 12, 1994, will be entitled to notice of, and to vote at, the meeting.

All stockholders are cordially invited to attend the meeting in person. WHETHER OR NOT YOU PLAN TO ATTEND, PLEASE RETURN YOUR PROXY PROMPTLY. It is important that you mark, sign, date and return the accompanying Proxy, regardless of the size of your holdings, as promptly as possible. A postage prepaid envelope (if mailed in the United States) is enclosed for your convenience. Any stockholder attending the meeting may vote in person even if that stockholder returned a proxy card.

                                         By Order of the Board of Directors

                                         (FACSIMILE SIGNATURE)

                                         Kaye L. O'Riordan
                                         Corporate Secretary

                                         April 22, 1994

                YOUR COPY OF THE COMPANY'S ANNUAL REPORT FOR THE
                FISCAL YEAR ENDED FEBRUARY 3, 1994 IS ENCLOSED.

PROXY STATEMENT

- --------------------------------------------------------------------------------

This Proxy Statement and the accompanying proxy card, which are being mailed to stockholders on or about April 22, 1994, are furnished in connection with the solicitation of proxies by the Board of Directors of Albertson's, Inc., a Delaware corporation ("Company"), for use at the Annual Meeting of Stockholders to be held on May 27, 1994, including any adjournments thereof.

The Annual Meeting is called for the purposes stated in the accompanying Notice of Meeting. All stockholders of the Company's Common Stock as of the close of business on April 12, 1994 are entitled to vote at the meeting. As of that date, there were 253,545,783 shares of Common Stock outstanding. On each matter coming before the meeting, a stockholder is entitled to one vote for each share of stock held as of the record date.

If the accompanying proxy card is properly signed and is not revoked by the stockholder, the shares it represents will be voted at the meeting by the proxy holder in accordance with the instructions of the stockholder. If no specific instructions are designated, the shares will be voted as recommended by the Board of Directors.

A proxy may be revoked at any time before it is voted at the meeting. Any stockholder who attends the meeting and wishes to vote in person may revoke his or her proxy at that time. Otherwise, revocation of a proxy must be mailed to the Corporate Secretary of the Company at P. O. Box 20, Boise, Idaho 83726 and received prior to the meeting.

This solicitation is made on behalf of the Board of Directors and all expenses of this solicitation will be paid by the Company. Initial solicitations will be made by mail. However, to the extent necessary to assure sufficient representation, some directors, officers or regular employees of the Company may solicit proxies in person or by telephone, facsimile or telegram without special compensation. To assist in solicitation of proxies, the Company has engaged Georgeson and Company, Inc. for a fee estimated not to exceed $25,000 plus reimbursement of expenses. In addition, arrangements have been made with brokerage houses and other custodians to send proxies and proxy solicitation material to their principals, and the Company will reimburse such brokerage houses and custodians for their expenses in doing so.

Under Delaware law and the Company's Restated Certificate of Incorporation, if a quorum is present at the meeting (i) the four nominees for election as directors will be elected by a plurality of the votes cast in the election of directors;
(ii) proposals 2 and 3 must be approved by the affirmative vote of a majority of the shares present in person or by proxy and entitled to vote on the matter; and
(iii) proposal 4 must be approved by the affirmative vote of a majority of the shares entitled to vote thereon. In the election of directors, abstentions and broker non-votes will have no effect. In the vote on any of the other matters, abstentions and broker non-votes will be counted and will have the same effect as a vote against any such matter.

VOTING SECURITIES AND PRINCIPAL HOLDERS THEREOF               [ALBERTSON'S LOGO]

- --------------------------------------------------------------------------------

The following table shows the persons (including any group deemed a "person" under Section 13(d)(3) of the Securities Exchange Act of 1934) known to the Company who beneficially own more than 5 percent of the Company's Common Stock. It also shows beneficial ownership for each director, for each executive officer named in the Summary Compensation Table and for the executive officers and directors as a group.

                                                SHARES BENEFICIALLY OWNED AND NATURE OF
                                              BENEFICIAL OWNERSHIP AS OF MARCH 31, 1994 1
- -----------------------------------------------------------------------------------------------------------
                                                                                    AGGREGATE
                                            SHARED         SOLE         SHARED        AMOUNT
NAME AND ADDRESS            SOLE VOTING     VOTING      INVESTMENT     INVESTMENT   BENEFICIALLY PERCENT OF
OF BENEFICIAL OWNER            POWER         POWER        POWER          POWER        OWNED2       CLASS3
- -----------------------------------------------------------------------------------------------------------
Markus Stiftung4
  Timmasper Weg
  2353 Nortorf
  Federal Republic of
  Germany                    29,152,800           --    29,152,800            --    29,152,800       11.50
Kathryn Albertson5
  380 E. Parkcenter Blvd.
  Boise, ID 83706            20,876,320    1,180,000 6  20,876,320     1,180,000 6  22,056,320 6      8.70
A. Gary Ames                      3,200        1,800         3,200         1,800         5,000          +
John B. Carley                  581,324           --       580,400 7          --       581,324          +
Paul I. Corddry                      --       10,000            --        10,000        10,000          +
John B. Fery                     18,000           --        18,000            --        18,000          +
Clark A. Johnson                 10,000        4,000        10,000         4,000        14,000          +
Charles D. Lein                     200       14,600           200        14,600        15,000          +
Warren E. McCain              1,282,376           --     1,281,452 7          --     1,282,376          +
Gary G. Michael                 242,924           --       242,000 7          --       242,924          +
J. B. Scott5                  6,000,000    1,180,000 6   6,000,000     1,180,000 6   7,426,640 6      2.93
Will M. Storey                    1,000           --         1,000            --         1,000          +
Steven D. Symms                      --        1,000            --         1,000         1,000          +
Allen R. Rowland                 89,835 8         --        89,696 7,8        --        89,835 8        +
Ronald D. Walk                      859      243,230            -- 7     243,230       244,089          +
All directors (including
  nominees) and all
  executive officers as a
  group (26)                 29,394,702 8  1,899,452 6  29,384,915 7,8 1,899,452 6  31,541,772 6,8   12.44
- -----------------------------------------------------------------------------------------------------------

+ Indicates that the percentage of shares beneficially owned does not exceed one percent of the Company's outstanding Common Stock.

1 Beneficial ownership is determined in accordance with Rule 13d-3 under the Securities Exchange Act of 1934. Shares are considered to be "beneficially" owned if the person has the sole or shared power to vote or direct the voting of the securities or the sole or shared power to dispose of or direct the disposition of the securities. A person is also considered to be the beneficial owner of shares if that person has the right to acquire the beneficial ownership of the shares within 60 days from March 31, 1994.

2 Each director and executive officer disclaims beneficial ownership of any shares owned by his or her spouse, children or grandchildren and by trusts for such persons, whether or not the director or officer is a trustee or co-trustee thereof. These shares (totaling 260,042 for all directors and executive officers as a group) are included in the column headed "Aggregate Amount Beneficially Owned." Of these shares, 12,424 shares held as trustee or custodian are also included in the columns headed "Sole Voting Power" and "Sole Investment Power." 1,180,000 shares discussed in footnote 6 are also included in the columns headed "Shared Voting Power" and "Shared Investment Power."

3 The percentages shown include both the shares actually owned and those shares that the person or group has the right to acquire within 60 days from March 31, 1994.

- --------------------------------------------------------------------------------

4 According to a Schedule 13D filed with the Securities and Exchange Commission on or about January 18, 1990, Mr. Theo Albrecht is also a beneficial owner of these shares. Mr. Albrecht's address is the same as that of Markus Stiftung.

On February 15, 1980, the Company entered into an agreement with Theo Albrecht Stiftung, the name of which was changed to Markus Stiftung on April 22, 1988, relating to its ownership of the Company's voting securities. As amended on April 11, 1984 and on September 25, 1989, this agreement provides that until February 14, 1995 (subject to earlier termination under certain limited circumstances), (i) Markus Stiftung shall not acquire or permit its affiliates to acquire any additional shares of the Company's Common Stock or any other voting securities of the Company if such acquisition would cause it or its affiliates to own directly or indirectly more than 12 percent of the Company's outstanding voting securities; provided that, if the number of outstanding voting securities is reduced for any reason, including purchases by the Company of its voting securities, Markus Stiftung shall not be required to dispose of any of its holdings of voting securities even if such reduction in outstanding voting securities results in Markus Stiftung owning in excess of 12 percent of the outstanding voting securities, and (ii) the Company has a right of first refusal with respect to the voting securities of the Company held by Markus Stiftung if it should desire to dispose of such securities. This agreement also restricts the manner in which the voting securities of the Company may be sold by Markus Stiftung in the event the Company does not elect to exercise such right of first refusal.

5 On December 31, 1979 the Company entered into an agreement with Kathryn Albertson, providing for an orderly sale and purchase of the Company's Common Stock held by Kathryn Albertson. The agreement with Kathryn Albertson provides that in the event she proposes to sell or dispose of (other than through gift) any of the Company's stock owned by her, she shall give the Company notice and an opportunity to purchase such stock for a specified period at a price and upon terms set forth in the notice. Should the Company decline to exercise its option to purchase all of the stock offered for sale within the specified period, Kathryn Albertson may sell her stock on terms and at a price equivalent to or exceeding that offered to the Company within nine months.

The agreement does not deprive Kathryn Albertson of the privilege to make gifts of stock during her lifetime, but her donees must, within a period not to exceed one year following the date of a gift, grant to the Company an option to purchase all of the stock received as a gift from her at a price that is approximately 96 percent of the then market price. Should the Company not exercise the option to purchase all of such stock within the specified option period, the donee is entitled to hold that stock, deal with it and exercise all rights of ownership thereof free from any provisions of the agreement.

Upon the death of Kathryn Albertson, the Company has an irrevocable and exclusive option to purchase all of her stock at the time of death at a price which is approximately 96 percent of the then market price. If the Company does not exercise its option, the personal representative of the estate is obligated to sell such stock through a secondary public offering, the expenses of which are to be borne by the Company.

Except as summarized above, the agreement does not in any respect deprive Kathryn Albertson of the rights of ownership of the stock owned by her, including unrestricted voting rights and the right to receive and retain all cash and stock dividends.

J. B. Scott holds a revocable power of attorney that enables him to vote any shares held by Kathryn Albertson.

6 Includes 1,180,000 shares owned by the J. A. and Kathryn Albertson Foundation, Inc., of which Kathryn Albertson and J. B. Scott are directors and officers. Kathryn Albertson and J. B. Scott disclaim any beneficial ownership of these shares.

7 Shares credited to the Employee Stock Ownership Plan accounts of the individuals named and all executive officers as a group are not included in the column headed "Sole Investment Power" since the shares cannot be sold. Such shares are included in the column headed "Sole Voting Power" and in the column headed "Aggregate Amount Beneficially Owned."

8 Includes 49,700 shares not held of record on March 31, 1994, but which could have been acquired within 60 days thereafter under the Company's 1975 Stock Option Plan or 1986 Nonqualified Stock Option Plan by all executive officers as a group. Of these shares, 16,000 shares could have been acquired within 60 days thereafter under the Company's 1986 Non-qualified Stock Option Plan by Allen R. Rowland.

                                                              (ALBERTSON'S LOGO)

- --------------------------------------------------------------------------------

ELECTION OF DIRECTORS
(PROPOSAL 1)

- --------------------------------------------------------------------------------

The Board of Directors is divided into three classes, each serving for a three year term, with one-third of the directors in each class, and all the directors in one class standing for election each year. Four directors presently serve in each of the classes. This year four Class II directors are to be elected.

The Board of Directors has nominated the following candidates to stand for election as Class II directors, all of whom are nominated for terms expiring in 1997: Kathryn Albertson, A. Gary Ames, John B. Carley and Paul I. Corddry. Except as otherwise specified in any proxy, the proxies will be voted for the election of all these nominees.

The Board of Directors is informed that each of the four nominees is willing to serve as a director; however, if for any reason any of the nominees shall become unavailable for election, the proxy will be voted as directed by the Board of Directors. It is not anticipated that any nominee will be unavailable for election.

All of the nominees are now directors of the Company and each of them has been previously elected by the stockholders.

Information as to the nominees and as to each other director whose term will continue after the 1994 Annual Meeting of Stockholders is given on pages 6-8. Unless otherwise indicated, the nominees have been engaged in the same principal occupation for the past five years. Directors' ages are as of March 31, 1994.

NOMINEES FOR ELECTION AS CLASS II DIRECTORS
TERMS EXPIRING IN 1997

- --------------------------------------------------------------------------------

KATHRYN ALBERTSON

Director
since 1958

Age 85

Owner of Kathryn Albertson Enterprises, real estate and other investments. Prior to 1993, homemaker. Director of Alscott, Inc.

- --------------------------------------------------------------------------------

A. GARY AMES

Director
since 1988

Age 49

President and Chief Executive Officer, U S WEST Communications, a telecommunications company and a wholly-owned subsidiary of U S WEST, Inc. since 1990; President, Operations, U S WEST Communications, in 1989; President, Public Policy, U S WEST Communications from 1988 to 1989; President and Chief Executive Officer of Mountain Bell, a wholly-owned subsidiary of U S WEST, Inc. from 1987 to 1989. Executive Vice President and Chief Operating Officer of Mountain Bell from 1986 to 1987. Mr. Ames is a director of U S WEST Communications, Donaldson Co. and First Interstate Bank of Denver, a wholly-owned subsidiary of First Interstate Bancorp. Chairman of the Grantor Trust Committee and member of the Compensation and Nominating Committees.

- --------------------------------------------------------------------------------

JOHN B. CARLEY

Director
since 1979

Age 60

President and Chief Operating Officer of the Company. Mr. Carley is a director of Idaho Power Company. Member of the Nominating and Non-Employee Directors' Deferred Compensation Committees.

- --------------------------------------------------------------------------------

PAUL I. CORDDRY

Director
since 1987

Age 57

Retired. Formerly Senior Vice President, Europe, of H. J. Heinz Company, a worldwide provider of processed food products and services from 1988 to 1992. Senior Vice President of H. J. Heinz Company from 1986 to 1988. President of Ore-Ida Foods, a wholly-owned subsidiary of H. J. Heinz Company, from 1977 to 1986. Member of the Audit and Grantor Trust Committees.

CONTINUING CLASS III DIRECTORS                               (ALBERTSON'S LOGO)
TERMS EXPIRING IN 1995

- --------------------------------------------------------------------------------

JOHN B. FERY

Director
since 1974

Age 64

Chairman of the Board and Chief Executive Officer of Boise Cascade Corporation, a timber and paper products company. Mr. Fery is a director of Boise Cascade Corporation, West One Bancorp, Hewlett-Packard Company and The Boeing Company. Chairman of the Compensation Committee and member of the Executive and Grantor Trust Committees.

- --------------------------------------------------------------------------------

WARREN E. MCCAIN

Director
since 1973

Age 68

Chairman of the Executive Committee of the Board of Directors. Chairman of the Board and Chief Executive Officer of the Company from 1976 to 1991. Mr. McCain is a director of West One Bancorp, Portland General Corporation and Pope & Talbot. Chairman of the Executive and Nominating Committees and member of the Compensation and Non-Employee Directors' Deferred Compensation Committees.

- --------------------------------------------------------------------------------

J. B. SCOTT

Director
since 1993

Age 40

Real estate and other investments. Grandson of Kathryn Albertson. Mr. Scott is a director of Alscott, Inc. Member of the Audit Committee.

- --------------------------------------------------------------------------------

WILL M. STOREY

Director
since 1992

Age 62

Executive Vice President and Chief Financial Officer, American President Companies (APC), a provider of container transportation services. Vice Chairman of Manville, Inc. from 1989 to 1990. Vice Chairman of Federated Department Stores, Inc. from 1982 to 1988, and Executive Vice President of Boise Cascade Corporation during a 19-year career with that company. Mr. Storey is a director of APC, Manville, Inc., Riverwood International Corp. and T.I.S. Mortgage Investment Company. Member of the Audit and Compensation Committees.

CONTINUING CLASS I DIRECTORS
TERMS EXPIRING IN 1996

- --------------------------------------------------------------------------------

CLARK A. JOHNSON

Director
since 1989

Age 62

Chairman of the Board and Chief Executive Officer of Pier 1 Imports, a retailer of imported goods. President and Chief Executive Officer of Pier 1 Imports from May 1985 to August 1988. Mr. Johnson is a director of Pier 1 Imports, Fuqua Industries, Heritage Media Corporation, InterTan, Inc. and Anacomp, Inc. Member of the Compensation, Nominating and Grantor Trust Committees.

- --------------------------------------------------------------------------------

CHARLES D. LEIN

Director
since 1975

Age 52

President and Chief Operating Officer of Stuller Settings, Inc., a jewelry manufacturing company since January 1994. Formerly Chairman of the Board, President and Chief Executive Officer of Black Hills Jewelry Manufacturing Co. from 1982 to 1993. President of The University of South Dakota from 1977 to 1982 and Dean of the College of Business, Boise State University, from 1973 to 1977. Mr. Lein is a director of Stuller Settings, Inc. Chairman of the Audit Committee and member of the Executive Committee.

- --------------------------------------------------------------------------------

GARY G. MICHAEL

Director
since 1979

Age 53

Chairman of the Board and Chief Executive Officer of the Company. Vice Chairman of the Board and Chief Financial and Corporate Development Officer of the Company from 1984 to 1991. Mr. Michael is a member of the Board of Directors of the Federal Reserve Bank of San Francisco and a Director of Questar Corporation. Chairman of the Non-Employee Directors' Deferred Compensation Committee and member of the Executive Committee.

- --------------------------------------------------------------------------------

STEVEN D. SYMMS

Director
since 1993

Age 55

President of Symms, Lehn & Associates, Inc., a consulting firm, since January 1993. Elected United States Senator from the State of Idaho in 1980 and served until January 1993. Vice President and Secretary of Boise Air Service, Inc. since 1983. Mr. Symms is a director of Symms, Lehn & Associates, Inc., Boise Air Service, Inc. and Symms Fruit Ranch, Inc. Member of the Audit Committee.

                                                              (ALBERTSON'S LOGO)

- --------------------------------------------------------------------------------

CERTAIN TRANSACTIONS

- --------------------------------------------------------------------------------

During the fiscal year ended February 3, 1994, a store lease was held by Kathryn Albertson, a director of the Company and beneficial owner of 8.70 percent of the Company's Common Stock, as landlord, and Albertson's, Inc., as tenant. A similar store lease was held by Alscott, Inc., an Idaho corporation, as landlord, and Albertson's, Inc., as tenant. Kathryn Albertson is President and a director of Alscott, Inc., in which she has a 89.53 percent ownership interest. J. B. Scott, a director of the Company, is Vice President and a director of Alscott, Inc., in which Mr. Scott has a 10.47 percent ownership interest. The terms of the two leases are for periods of 37 and 46 years with expiration dates occurring in 2007 and 2005. The total rentals paid by the Company under the leases to these landlords during the fiscal year ended February 3, 1994, were $328,470.

John B. Fery, a director of the Company, is Chairman of the Board and Chief Executive Officer of Boise Cascade Corporation. During the fiscal year ended February 3, 1994, the Aviation Division of Boise Cascade provided fuel, maintenance and various other services related to the operation of the Company's aircraft, for which the Company paid Boise Cascade $2,765,687. In addition, the Company paid Boise Cascade $148,405 for merchandise purchased from Boise Cascade's Corrugated Container Division and Office Products Division during such period.

Steven D. Symms, a director of the Company, is a director and officer of Symms Fruit Ranch, Inc. During the fiscal year ended February 3, 1994, the Company paid Symms Fruit Ranch $674,810 for food products purchased for resale in the Company's stores. St. Chapelle Winery is a wholly-owned subsidiary of Symms Fruit Ranch, Inc. During the fiscal year ended February 3, 1994, the Company paid $1,972,419 to distributors for St. Chapelle wine purchased for resale in the Company's stores.

Donald Carley, brother of John B. Carley, a director of the Company, is a controlling stockholder of the Vendredi Company, a food brokerage company based in San Diego, California. During the fiscal year ended February 3, 1994, the Company paid the Vendredi Company $1,132,509 for merchandise supplied by that firm to the Company for resale in the Company's stores.

Richard Ogle, son-in-law of Warren E. McCain, a director of the Company, is the owner of The Office Environment Company, an office supply company. During the fiscal year ended February 3, 1994, the Company paid $2,378,674 to The Office Environment Company for office equipment and supplies.

Tim Reuling and his wife, the brother and sister-in-law of Michael F. Reuling, Executive Vice President, Store Development of the Company, were the owners of Trump Sales, a company selling general merchandise. During the fiscal year ended February 3, 1994, the Company paid $142,712 for miscellaneous general merchandise supplied by that firm to the Company for resale in the Company's stores.

In the opinion of management, all of the foregoing transactions were fair and reasonable and were entered into on terms not less favorable than could be obtained in transactions with responsible third parties.

- --------------------------------------------------------------------------------

COMMITTEES AND MEETINGS OF THE BOARD OF DIRECTORS

- --------------------------------------------------------------------------------

The Board of Directors held four regular meetings and two special meetings during the last full fiscal year of the Company. All incumbent directors attended at least 75 percent of the total meetings of the Board of Directors and the committees of which they were members, except Kathryn Albertson.

The Company has an Executive Committee, which is a standing committee of the Board of Directors, presently consisting of four members who are Warren E. McCain, Chairman, John B. Fery, Charles D. Lein and Gary G. Michael. There were three meetings of the Executive Committee held during the last fiscal year. The Executive Committee was established to exercise the authority of the Board of Directors between meetings of the full Board subject to limitations under Delaware law.

The Company has an Audit Committee, which is a standing committee of the Board of Directors, presently consisting of five members who are Charles D. Lein, Chairman, Paul I. Corddry, J. B. Scott, Will M. Storey and Steven D. Symms. Three meetings of the Audit Committee were held during the last fiscal year. The Audit Committee's responsibilities include: (i) reviewing the plan, scope and results of the independent audit and reporting to the full Board whether financial information is fairly presented and whether generally accepted accounting principles are followed; (ii) monitoring the internal accounting and financial functions of the Company to assure quality of staff and proper internal controls; and (iii) investigating conflicts of interest, ethics and compliance with laws and regulations.

The Company has a Compensation Committee, which is a standing committee of the Board of Directors, presently consisting of five members who are John B. Fery, Chairman, A. Gary Ames, Clark A. Johnson, Warren E. McCain and Will M. Storey. Two meetings of the Compensation Committee were held during the last fiscal year. The Compensation Committee is responsible for reviewing annual salaries and bonuses paid to the elected officers of the Company and for selecting key employees who are to receive stock option grants and determining the terms thereof.

The Company has a Nominating Committee, which is a standing committee of the Board of Directors, presently consisting of four members who are Warren E. McCain, Chairman, A. Gary Ames, John B. Carley and Clark A. Johnson. There were no meetings of the Nominating Committee held during the last fiscal year. The Nominating Committee is responsible for selecting nominees to fill Board vacancies and to replace retiring members of the Board and for selecting nominees for membership on Board committees. The Nominating Committee reviews possible nominees for membership on the Board of Directors, including any nominees recommended in good faith by a registered stockholder with the consent of the proposed nominee and makes recommendations concerning nominees to the Board of Directors. Stockholders wishing to propose director candidates for consideration by the Nominating Committee may do so by writing to the Corporate Secretary of the Company, giving the candidate's name, biographical data and qualifications. In addition, the Company's By-Laws permit stockholders to make nominations for directors at a meeting of stockholders, but only if, among other things, timely written notice of an intent to make such a nomination is given to the Corporate Secretary of the Company. To be timely, such notice, except in certain circumstances, must be received by the Company not less than 50 days nor more than 75 days prior to the stockholders' meeting.

The Company has a Grantor Trust Committee, which is a special committee of the Board of Directors, presently consisting of four members who are A. Gary Ames, Chairman, Paul I. Corddry, John B. Fery and Clark A. Johnson, none of whom has a financial interest in the deferred compensation plans and trusts established by the Company for its executives. No meetings of the Grantor Trust Committee were held during the last fiscal year. The Grantor Trust Committee was

                                                              (ALBERTSON'S LOGO)

- --------------------------------------------------------------------------------

established to administer the Company's deferred compensation plans and pension benefit makeup plan for its executives and the trusts established to protect the benefits to be received under the deferred compensation plans and pension benefit makeup plan. These plans and trusts are described more fully herein.

The Company has a Non-Employee Directors' Deferred Compensation Committee which is a special committee created to administer and amend the Non-Employee Directors' Deferred Compensation Plan. The committee presently consists of three members who are Gary G. Michael, Chairman, John B. Carley and Warren E. McCain, none of whom has a financial interest in this plan. The committee held no meetings during the last fiscal year.

During the last fiscal year, the Special Option Committee was formed for the purpose of deciding upon the timing for the exercise of the option to purchase shares of the Company's Common Stock from the Estate of J. A. Albertson and the terms of the financing of such a purchase. The Committee consisted of three members, John B. Fery, Warren E. McCain and Gary G. Michael.

- --------------------------------------------------------------------------------

DIRECTORS' FEES

- --------------------------------------------------------------------------------

Directors who are employees of the Company do not receive additional compensation as directors. Directors who are not employees receive directors' fees of $26,400 per year plus $1,000 for each Board of Directors' and committee meeting attended.

Certain non-employee directors may elect to defer payment of their directors' fees into one of the deferred compensation plans for directors described in footnote 1 to the Summary Compensation Table on page 12.

- --------------------------------------------------------------------------------

COMPENSATION OF EXECUTIVE OFFICERS

- --------------------------------------------------------------------------------

                           SUMMARY COMPENSATION TABLE

                                                                                               LONG-TERM
                                                                                              COMPENSATION
                                                                                              ------------
                                                                     ANNUAL                      AWARDS
                                                                  COMPENSATION                ------------
                                                     --------------------------------------    SECURITIES
                                                                             OTHER ANNUAL      UNDERLYING     ALL OTHER
                 NAME AND                   FISCAL    SALARY1     BONUS1     COMPENSATION2      OPTIONS3     COMPENSATION4
            PRINCIPAL POSITION               YEAR       ($)        ($)            ($)             (#)            ($)
            ------------------              ------   ---------   --------   ---------------   ------------   ------------
Gary G. Michael                              1993    $637,577   $325,000        $22,000               0        $ 65,496
  Chairman of the Board and Chief            1992     586,769    341,000         22,000               0          56,673
  Executive Officer and a director           1991     530,154    174,000         22,000          80,000            *

John B. Carley                               1993     570,385    290,000         22,000               0          67,944
  President and Chief Operating              1992     534,231    305,250         22,000               0          59,100
  Officer and a director                     1991     505,077    159,000         22,000          80,000            *

Warren E. McCain5                            1993     509,616          0         22,000               0         271,827
  Chairman of the Executive                  1992     500,000          0         22,000               0         240,912
  Committee of the Board                     1991     500,577          0         22,000               0            *
  and a director

Ronald D. Walk                               1993     257,125    118,125             --               0           9,694
  Senior Vice President                      1992     239,846    112,500             --               0           6,989
  and Regional Manager                       1991     199,962     48,000             --          50,000            *

Allen R. Rowland                             1993     257,125    105,000             --               0           4,592
  Senior Vice President                      1992     239,846     87,500             --               0           3,809
  and Regional Manager                       1991     199,923     48,000             --          50,000            *

- --------------------------------------------------------------------------------

1 Certain officers, including certain of the individuals named in the above table, were entitled to defer up to 50 percent of the aggregate amount of their salaries and bonuses and non-employee directors were entitled to defer up to 100 percent of their directors' fees pursuant to two substantially similar deferred compensation plans for officers and directors approved by the Board of Directors on December 5, 1983. A third plan, the 1990 Deferred Compensation Plan (1990
Plan) was approved by the Board of Directors on December 4, 1989, effective as of January 1, 1990. Under the 1990 Plan, certain officers, including the individuals named in the above table, and certain highly compensated employees are entitled to defer up to 35 percent of their salaries, and the Compensation Committee will defer, for "covered employees" as that term is defined in Section 162(m) of the Internal Revenue Code, that portion of the annual bonus which, in the judgment of the Compensation Committee, would not be deductible by the Company pursuant to the provisions of Section 162(m). The Company does not expect that any amounts so deferred will be material in fiscal year 1994. Officers with contracts under the two initial plans are permitted to make deferrals under those plans and under the 1990 Plan.

Salaries, bonuses and fees deferred into these plans accrue interest until benefits are completely distributed at the monthly Corporate Bond Yield Average with respect to average corporations as determined from the Moody's Bond Record published by Moody's Investor's Service, Inc. (Moody's Average), except when benefits are paid upon termination of employment following a change in control, death, disability prior to termination of employment (under the two initial plans) or retirement ("Certain Events"). In the case of such Certain Events, deferred amounts accrue interest at a rate equal to the Moody's Average plus 4 percent under the two initial plans or the Moody's Average plus 3 percent under the 1990 Plan. A fourth plan, the Non-Employee Directors' Deferred Compensation Plan was approved by the Board of Directors and by a special committee of the Board consisting of three employee directors on December 4, 1989. This plan permits non-employee directors to defer up to 100% of their directors' fees. Interest is accrued until benefits are completely distributed at the Moody's Average plus 3 percent in the case of Certain Events and at the Moody's Average in all other cases.

The Company has purchased cost recovery life insurance to cover its obligations under the two initial deferred compensation plans for officers and directors, and the Company is the owner of these policies. The Company has also purchased cost recovery life insurance to cover the obligations under the 1990 Plan and is transferring ownership of these policies to the trustee of the grantor trust established for the 1990 Plan (see discussion on page 13). The Company is purchasing additional cost recovery life insurance to

                                                              (ALBERTSON'S LOGO)

- --------------------------------------------------------------------------------

cover the obligations under the 1990 Plan and intends to transfer these policies to the trustee of the grantor trust. If assumptions as to mortality, experience, interest rates and other factors are realized, the Company or the trustee of the grantor trust, as applicable, will recover from such policies an amount equal to the benefit payments under these plans and the premium payments on the insurance policies. The plans, except for the Non-Employee Directors' Deferred Compensation Plan, are administered by the Grantor Trust Committee of the Board of Directors. The Non-Employee Directors' Deferred Compensation Plan is administered by the Non-Employee Directors' Deferred Compensation Committee, a committee of the Board consisting of three employee directors.

Pursuant to the foregoing plans, the individuals named in the preceding table have deferred the following amounts of salary paid or allocated to them for services rendered during the fiscal year ended February 3, 1994: Mr. Michael, $53,769; Mr. Walk, $86,372; and Mr. Rowland, $20,866. Pursuant to the foregoing plans, the individuals named in the preceding table deferred the following amounts of salary and/or bonus paid or allocated to them for services rendered during the fiscal year ended January 28, 1993: Mr. Michael, $37,231; Mr. Carley, $25,000; Mr. Walk, $71,077; and Mr. Rowland, $20,000. Pursuant to the foregoing plans, the individuals named in the preceding table deferred the following amounts of salary and/or bonus paid or allocated to them for services rendered during the fiscal year ended January 30, 1992: Mr. Michael, $29,269; Mr. Carley, $25,000; Mr. Walk, $65,491; and Mr. Rowland, $19,616. These amounts are included in the columns for salary and/or bonus in the preceding table.

In order to secure the compensation deferred and interest accrued thereon under the deferred compensation plans already described, except for the Non-Employee Directors' Deferred Compensation Plan, the Company has established the Executive Deferred Compensation Trust and the 1990 Deferred Compensation Trust ("Deferred Compensation Trusts"), which are grantor trusts within the meaning of the Internal Revenue Code, Section 671. The Company has or intends to contribute cash, real estate, insurance policies or other property into the Deferred Compensation Trusts to provide for payment of benefits under the deferred compensation plans in the event of a change in control of the Company. The trusts are administered by the Grantor Trust Committee of the Board of Directors. These trusts become irrevocable upon the occurrence of certain events described in each trust as constituting a "potential change in control," and the Company is required to make certain contributions of cash to each trust upon the occurrence of certain other events described in each trust as constituting a "change in control."

The individuals named in the table on page 12 are eligible, along with all "eligible" employees (those who complete at least 1,000 hours of service during the twelve-month period commencing with their date of hire or with any anniversary thereof, are age 21 or over and (with certain exceptions) are not covered by a collective bargaining agreement), to defer a portion of their salary into the Albertson's Tax Deferred Savings Plan ("Savings Plan") which is a salary deferral plan pursuant to Section 401(k) of the Internal Revenue Code. During the fiscal year ended February 3, 1994, the individuals named in the table on page 12 deferred the following amounts into the Savings Plan: Mr. Michael, $5,833; Mr. Walk, $9,258; and Mr. Rowland, $9,290. During the fiscal year ended January 28, 1993, the individuals named in the preceding table deferred the following amounts into the Savings Plan: Mr. Michael, $5,489; Mr. Walk, $9,448; and Mr. Rowland, $9,574. During the fiscal year ended January 30, 1992, the individuals named in the preceding table deferred the following amounts into the Savings Plan: Mr. Michael, $835; Mr. Walk, $8,475; and Mr. Rowland, $8,475. All amounts deferred into the Savings Plan by these individuals are included in the column for salary in the preceding table.

2 This column includes $22,000 in fiscal years 1993, 1992 and 1991 for each of Gary G. Michael, John B. Carley and Warren E. McCain, which is a fixed annual amount, in addition to salary and bonus contributed by the Company and deferred into the deferred compensation plans described in footnote 1. This column also includes the value of noncash personal benefits, deemed additional compensation for income tax purposes. Amounts which did not exceed the lesser of $50,000 or 10% of compensation for any of the named executives are not included.

3 The Company has granted options to its employees for the purchase of the Company's Common Stock pursuant to three stock option plans: (i) the 1975 Employees' Stock Option Plan ("1975 Plan"), which was adopted by the stockholders in May 1975 and which expired by its terms on April 6, 1985; (ii) the 1982 Incentive Stock Option Plan ("1982 Plan"), which was adopted by the stockholders in May 1982 and which expired by its terms on February 29, 1992; and (iii) the 1986 Nonqualified Stock Option Plan ("1986 Plan"), which was adopted by the stockholders in May 1986 and will expire in 1996. The 1975 Plan and the 1982 Plan provided and the 1986 Plan provides for the issuance of stock options from time to time to key employees of the Company, including executive officers, designated by the Compensation Committee of the Board as holding positions of substantial responsibility, demonstrating special capabilities and contributing significantly to fiscal performance. All three stock option plans and related agreements contain provisions that, in certain circumstances, may cause the date of exercise for options granted thereunder to accelerate in the event there is a change in control of

- --------------------------------------------------------------------------------

the Company. No stock options were granted to the individuals named in the preceding table during the fiscal year ended February 3, 1994.

4 This column consists of the "above-market" (as such term is defined in Item 402(b)(2)(iii)(C), Instruction 3, of Regulation S-K of the Securities and Exchange Commission) portion of the interest credited to the account of each of the named executives under the deferred compensation plans described in footnote
1. The "above-market" portion of the interest when benefits are paid following the occurrence of "Certain Events," as that term is defined in footnote 1, is set forth in the preceding table since it is the larger amount of interest credited.

5 Effective February 1, 1991, Warren E. McCain entered into an employment contract with the Company as Chairman of the Executive Committee of the Board of Directors for an annual salary of $500,000 for a period of five years, as well as all perquisites provided by the Company to senior executive officers and the annual $22,000 contribution to deferred compensation for the five year period. No bonus is to be paid for services rendered during the five year period.

* Under the transition rules of the Securities and Exchange Commission, no disclosure is required for fiscal year 1991.

- --------------------------------------------------------------------------------

                     STOCK OPTION AND YEAR-END VALUE TABLE
           AGGREGATED STOCK OPTION EXERCISES IN LAST FISCAL YEAR AND
                      FISCAL YEAR-END STOCK OPTION VALUES

- --------------------------------------------------------------------------------

                                                                NUMBER OF SECURITIES          VALUE+ OF UNEXERCISED
                                                               UNDERLYING UNEXERCISED             IN-THE-MONEY
                                                             OPTIONS AT FISCAL YEAR-END    OPTIONS AT FISCAL YEAR-END
                                                             ---------------------------   ---------------------------
                                SHARES ACQUIRED    VALUE+
                                  ON EXERCISE     REALIZED   EXERCISABLE   UNEXERCISABLE   EXERCISABLE   UNEXERCISABLE
             NAME                     (#)           ($)                  (#)                           ($)
             ----               ---------------   --------   ---------------------------   ---------------------------
Gary G. Michael                           0      $      0            0        240,000      $        0      $2,780,000
  Chairman of the Board and
  Chief Executive Officer and
  a director

John B. Carley                            0             0            0        240,000               0       2,780,000
  President and Chief
  Operating Officer and a
  director

Warren E. McCain                          0             0      130,000              0       1,649,375               0
  Chairman of the Executive
  Committee of the Board and a
  director

Ronald D. Walk                       32,000       816,000            0         50,000               0         468,750
  Senior Vice President and
  Regional Manager

Allen R. Rowland                          0             0       16,000         82,000         372,749       1,214,248
  Senior Vice President and
  Regional Manager

+ The dollar values are calculated by determining the difference between the closing price on the composite tape for the Company's Common Stock at exercise or at fiscal year-end (February 3, 1994) for exercisable and unexercisable options and the exercise price of the options.

RETIREMENT BENEFITS

The Company has adopted two defined benefit pension plans that cover certain salaried and hourly-paid employees of the Company, both of which are governed by the Employee Retirement Income Security Act of 1974 ("ERISA"). One plan covers eligible salaried employees of the Company and the other plan covers eligible hourly-paid employees. "Eligible" employees are those who complete at least 1,000 hours of ser-

                                                              (ALBERTSON'S LOGO)

- --------------------------------------------------------------------------------

vice during the twelve-month period commencing with their date of hire or with any anniversary thereof, are age 21 or over and (with certain exceptions) are not covered by a collective bargaining agreement. The amount of benefit paid under the plans depends upon the credited years of service and the compensation level of the participant. The compensation used in determining the retirement benefit for the individuals named in the Summary Compensation Table on page 12 consists of the employee's salary and deferred compensation and does not include bonus and noncash compensation.

The following table gives the estimated annual benefit payable upon retirement for participants in the salaried pension plan including benefits payable under the Makeup Plan discussed below. The estimates assume normal retirement at age 62 for employees at specified compensation levels (based on average earnings for the highest five consecutive years of service out of the last ten years) with various years of service with the Company. The amounts presented in the pension table are single life annuities notwithstanding the availability of joint and survivor annuity provisions. The pension benefit is not subject to any deduction for social security or other offset amounts.

                               PENSION PLAN TABLE

- ------------------------------------------------------------------------------------------
COMPENSATION                                 YEARS OF SERVICE
   LEVEL            15           20           25           30           35           40
- ------------------------------------------------------------------------------------------
  $100,000       $ 20,250     $ 27,000     $ 33,750     $ 40,500     $ 47,250     $ 54,000
   200,000         40,500       54,000       67,500       81,000       94,500      108,000
   300,000         60,750       81,000      101,250      121,500      141,750      162,000
   400,000         81,000      108,000      135,000      162,000      189,000      216,000
   500,000        101,250      135,000      168,750      202,500      236,250      270,000
   600,000        121,500      162,000      202,500      243,000      283,500      324,000
   700,000        141,750      189,000      236,250      283,500      330,750      378,000
   800,000        162,000      216,000      270,000      324,000      378,000      432,000
- ------------------------------------------------------------------------------------------

As of February 3, 1994, the years of service credited to the executive officers listed in the Summary Compensation Table on page 12 were: Mr. Michael, 28; Mr. Carley, 40; Mr. McCain, 42; Mr. Walk, 32; and Mr. Rowland, 23. Also as of such date, the covered compensation for the last fiscal year of these executive officers under the Company's pension plans was: Mr. Michael, $659,115; Mr. Carley, $592,000; Mr. McCain, $531,616; Mr. Walk, $256,779; and Mr. Rowland,
$256,779.

Retirement benefits otherwise available to key executives under the Company's qualified defined benefit plans have been limited by the effects of the Internal Revenue Code of 1986, as recently amended (the "Code"). For example, the maximum annual benefit under a qualified pension plan under the Code is limited to $118,800 (subject to certain exceptions). The Company has complied with this limitation to assure continuing qualification of its plans. To offset the loss of retirement benefits associated with tax law limitations, the Company adopted a nonqualified "makeup" benefit plan ("Makeup Plan") effective June 1, 1988. Benefits are provided under this plan for key employees equal to those that would otherwise be lost by such plan qualification limitations. The Makeup Plan was amended effective January 1, 1990 to extend certain benefits to participants in the 1990 Deferred Compensation Plan. All amounts for any benefits accrued under the Makeup Plan are included in the figures in the table above.

In order to protect the benefits payable under the Makeup Plan, the Company has established the Executive Pension Makeup Trust ("Makeup Trust"), which is a grantor trust that is substantially similar to the Deferred Compensation

- --------------------------------------------------------------------------------

Trusts described in footnote 1 to the Summary Compensation Table on page 12. The Makeup Trust is administered by the Grantor Trust Committee of the Board of Directors as are the Deferred Compensation Trusts.

COMPENSATION COMMITTEE/EXECUTIVE COMMITTEE REPORT

OVERVIEW

For the fiscal year ended February 3, 1994, the Compensation Committee established the annual salaries of the Chairman and Chief Executive Officer ("CEO") and the President and Chief Operating Officer ("President") and determined that the annual salaries of the Executive Vice President, Store Development and the Executive Vice President, Administration and General Counsel ("Executive Vice Presidents") recommended by the CEO were reasonable based upon its analysis of the factors discussed below and approved those annual salaries. The annual salaries of the other executive officers were determined by the CEO with the assistance of the Executive Committee. The Compensation Committee determined that the bonus policy for all officers of the Company recommended by the CEO and the Executive Committee was reasonable based upon its analysis of the factors discussed below, approved the bonus policy and determined the amount of the annual bonuses paid for the fiscal year. The Compensation Committee approved all grants of stock options during the fiscal year, as recommended by the CEO; however, no options were granted to the five executives named in the Summary Compensation Table. All decisions of the Compensation Committee and the Executive Committee were reported to the Board of Directors.

EXECUTIVE OFFICER COMPENSATION POLICY

The compensation policy of the Compensation Committee and of the Executive Committee applicable to executive officers is to set compensation so as to attract and retain the highest quality people who will contribute to the long-term performance and long-term growth of the Company. To this end, annual compensation for executive officers (except for the Chairman of the Executive Committee) consists of an annual salary which is not directly dependent upon the Company's performance in that fiscal year and an annual bonus which is paid after the end of the fiscal year and which is computed as a percentage of annual salary. As discussed in more detail below, the annual bonus is directly dependent upon the Company's performance in the completed fiscal year. It is the Company's long-standing policy that the annual bonus make up a substantial portion of executive officer compensation.

In accordance with this overall policy, the Company provides retirement benefits to encourage executive officers to stay with the Company. To this end, the executive officers participate in the defined benefit pension plan that covers eligible salaried employees of the Company as well as in the non-qualified "makeup" benefit plan which provides benefits for key employees equal to those that would otherwise be lost by certain plan qualification limitations imposed by the Internal Revenue Code of 1986, as amended (the "Code"). Both of these plans are described under the heading "Retirement Benefits." For each of the CEO, President and Chairman of the Executive Committee, the Company has agreed to contribute $22,000 for the fiscal year, in lieu of salary, to the deferred compensation plans established by the Company which are described in footnote 1 to the Summary Compensation Table. The executive officers are also eligible to contribute amounts from their annual salary into the Company-wide 401(k) plan and/or the deferred compensation plans described in footnote 1 to the Summary Compensation Table.

It is not anticipated that the remuneration paid to executive officers during the next fiscal year will exceed the deductibility limit under Section 162(m) of the Code in a material amount unless the Company's sales and earnings are exceedingly high which would result in a larger amount of annual bonus paid as a percentage of annual salary. If, however, remuneration payable to an executive officer who is also a "covered employee" as that term is defined in Section 162(m) would exceed the deductibility limit under Section 162(m) in fiscal year 1994, then the Compensation Committee will defer under the 1990 Deferred Compensation Plan which is described in footnote 1 to the Summary Compensa-

                                                              (ALBERTSON'S LOGO)

- --------------------------------------------------------------------------------

tion Table (the "1990 Plan") that portion of the annual bonus which, in the judgment of the Compensation Committee, would not be deductible by the Company pursuant to the provisions of Section 162(m). Such deferred amounts will be paid to the affected executive officers pursuant to the terms of the 1990 Plan upon termination or retirement in years when it is anticipated that such amounts would be deductible by the Company. The Compensation Committee will continue to monitor this issue in future years.

EXECUTIVE OFFICER COMPENSATION

Executive officer compensation (except the compensation for the Chairman of the Executive Committee) consists of two annual components: (i) an annual salary which is determined upon the basis of a number of factors, only one of which is the Company's overall performance in prior fiscal years and (ii) an annual bonus which is determined solely on the basis of the Company's performance during the fiscal year; and one long-term component: stock options, the value of which is directly dependent upon the Company's long-term performance.

  Annual Salaries -- Compensation Committee

In determining the annual salaries (including increases) for the CEO, the President and the Executive Vice Presidents for the last fiscal year, the Compensation Committee considered a number of factors. These factors included the experience and responsibilities of the executive officers, the Company's overall performance in prior fiscal years and the role of the executive officers in achieving such performance. The consideration of overall performance was not based on specific measures of performance. The Compensation Committee did not, however, give any specific weight to these factors in determining the annual salary component of compensation. For background purposes only, and not to establish specific target compensation levels, the Compensation Committee also reviewed a study of senior executive compensation in the retail grocery and distribution industry prepared by an outside consultant, as well as a wholesaler/ retailer comparison survey prepared by a third party. One of the third-party comparison surveys included three of the seven companies in the Standard & Poor's Retail Store-Food Chains Index used in the Performance Graph and the other survey included five of the seven companies. The annual salary of the Chairman of the Executive Committee was established pursuant to an employment agreement which is discussed in footnote 5 to the Summary Compensation Table. The Chairman of the Executive Committee does not receive a bonus and is not eligible to be granted stock options.

  Annual Salaries -- Executive Committee

In determining the annual salary structure for the other executive officers for the last fiscal year, the Executive Committee considered the recommendations of the CEO as well as factors similar to those set forth above. The Executive Committee did not give any specific weight to any of these factors in determining the annual salary component of compensation.

  Annual Bonus -- Compensation Committee and Executive Committee

The bonus policy approved by the Compensation Committee and by the Executive Committee set forth a scale of percentages of annual salary to be paid if certain Company-wide sales volume increases over the prior fiscal year and Company-wide earnings per share increases over the prior fiscal year were achieved by the Company. For the Senior Vice Presidents and Regional Managers, a significant portion (approximately 40%) of their annual bonus determination was based on performance goals for each of their regions of responsibility consisting of a sales volume goal and an earnings goal which, in each case, required improved performance compared to the prior fiscal year. The remainder of their annual bonus determination was based on achievement of the Company-wide sales volume increases and Company-wide earnings per share increases. In addition, the percentage of annual salary to be paid as annual bonus increased for the more senior officers in recognition of the leadership roles of the senior officers.

The Compensation Committee established the annual bonuses after considering the sales vol-

- --------------------------------------------------------------------------------

ume increases and the earnings per share increases that were achieved, and, for the Senior Vice Presidents and Regional Managers, the regional sales volume increases and earnings increases that were achieved. Accordingly, the annual bonuses of the CEO and President were set at 50% of their current annual salary. The Chairman of the Executive Committee does not receive an annual bonus as set forth in the employment agreement discussed in footnote 5 to the Summary Compensation Table. The annual bonuses of the Senior Vice Presidents and Regional Managers whose compensation is disclosed in the Summary Compensation Table were set at 40-45% of such executives' current annual salary.

  Stock Options -- Compensation Committee

Stock options are granted from time to time by the Compensation Committee to certain employees of the Company, including executive officers. Stock options are granted by the Compensation Committee to attract and retain the best available personnel for positions of substantial responsibility, provide additional incentive to employees and thus promote the success of the business of the Company. Criteria used by the Compensation Committee in making stock option grants include the potential for a person in the employee's position to make a significant contribution to the Company's performance; the employee's past performance; the employee's length of service with the Company; an evaluation of the employee's potential for advancement; and factors bearing on the desirability of encouraging continuance of the employee's employment with the Company. The Committee also considers the amount and terms of previous option grants when determining the grant of options. Based on these factors, the Compensation Committee determined that the recommendations received from the CEO of those employees to whom it would be appropriate to grant stock options were reasonable and granted those stock options. No stock options were granted during the last fiscal year to the five executive officers named in the Summary Compensation Table. The primary factor involved in this determination was that each of these executives has previously been granted options as set forth in the table on page 14.

  Compensation of the CEO -- Compensation Committee

The compensation of Gary G. Michael, Chairman of the Board and Chief Executive Officer, consists of the same elements as for other executive officers, which are annual salary, annual bonus based upon the performance of the Company during the fiscal year, retirement programs, optional deferrals of annual salary into the 401(k) plan or the deferred compensation plans discussed herein and stock options.

Mr. Michael's annual salary was not based upon specific measures of the Company's performance during the fiscal year. His annual salary determination (including the increase) was based on the Compensation Committee's evaluation of his performance during the prior fiscal year which included the financial results reflected in the Performance Graph set forth on page 20 of this Proxy Statement and nonfinancial factors including strategic planning for the future of the Company, as well as the factors discussed above under the heading "Annual Salaries -- Compensation Committee." His bonus was based upon the achievement of the specific Company-wide sales volume increases and earnings per share increases discussed above under the heading "Annual Bonus -- Compensation Committee and Executive Committee." His bonus was 50% of his current annual salary. Mr. Michael was not granted a stock option during the fiscal year.

COMPENSATION COMMITTEE OF THE
BOARD OF DIRECTORS

  John B. Fery,         Clark A. Johnson*
    Chairman*           Warren E. McCain
  A. Gary Ames          Will M. Storey

EXECUTIVE COMMITTEE OF THE BOARD OF DIRECTORS

  Warren E. McCain,     Charles D. Lein**
    Chairman            Gary G. Michael**
  John B. Fery

*John B. Fery and Clark A. Johnson were each appointed to the Compensation Committee on May 28, 1993 and, therefore, did not participate in

                                                              (ALBERTSON'S LOGO)

- --------------------------------------------------------------------------------

the decisions described in this Compensation Committee/Executive Committee Report except for the decision as to the annual bonuses to be paid pursuant to the bonus policy and the grant of stock options.

**Charles D. Lein and Gary G. Michael were each appointed to the Executive Committee on May 28, 1993 and, therefore, did not participate in the decisions described in this Compensation Committee/Executive Committee Report.

COMPENSATION COMMITTEE AND
EXECUTIVE COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

The members of the Compensation Committee are John B. Fery, Chairman, A. Gary Ames, Clark A. Johnson, Warren E. McCain and Will M. Storey. The members of the Executive Committee are Warren E. McCain, Chairman, John B. Fery, Charles D. Lein and Gary G. Michael.

John B. Fery has served on the Compensation Committee since May 28, 1993 and on the Executive Committee since 1988. During the fiscal year ended February 3, 1994, the Aviation Division of Boise Cascade provided fuel, maintenance and various other services related to the operation of the Company's aircraft, for which the Company paid Boise Cascade $2,765,687. In addition, the Company paid Boise Cascade $148,405 for merchandise purchased from Boise Cascade's Corrugated Container Division and Office Products Division during such period.

Warren E. McCain, Chairman of the Executive Committee of the Board of Directors and formerly the Chairman of the Board and Chief Executive Officer of the Company, has served on the Compensation Committee since May 22, 1992 and on the Executive Committee since 1988. Since February 1991, Mr. McCain has been paid a fixed salary of $500,000 a year as established in the employment agreement described in footnote 5 to the Summary Compensation Table and has not been eligible to receive a bonus or a stock option.

Gary G. Michael, Chairman of the Board and Chief Executive Officer, has served on the Executive Committee since May 28, 1993.

- --------------------------------------------------------------------------------

PERFORMANCE GRAPH

The following graph provides a comparison of the five-year cumulative total return* for the Standard & Poor's 500 Index, the Standard & Poor's Retail Store-Food Chains Index and the Company.



     Measurement Period                                             S & P Retail Store-
    (Fiscal Year Covered)        Albertson's Inc.     S & P 500      Food Chains Index
January
1989                                100                 100              100
1990                                126                 114              117
1991                                190                 124              146
1992                                198                 152              142
1993                                246                 168              181
1994                                274                 190              175





* $100 invested on January 31, 1989 in stock or index including reinvestment of dividends. Fiscal year ending January 31.

RATIFICATION OF APPOINTMENT OF INDEPENDENT AUDITORS

(PROPOSAL 2)                                                  [ALBERTSON'S LOGO]

- --------------------------------------------------------------------------------

Upon the recommendation of its Audit Committee, the Board of Directors has reappointed Deloitte & Touche as independent auditors for the fiscal year ending February 2, 1995, and is requesting ratification by the stockholders for such reappointment. Deloitte & Touche has audited the financial statements of the Company for each fiscal year since 1967.

In the event this proposal is defeated, the adverse vote will be considered as a direction to the Board of Directors to select other auditors for the next fiscal year. However, because of the difficulty and expense of making any substitution of auditors after the beginning of a fiscal year, it is contemplated that the appointment for the 1994 fiscal year will be permitted to stand unless the Board of Directors finds other reasons for making a change.

Services to be performed by Deloitte & Touche for the 1994 fiscal year will include, among other things, audit of annual financial statements, limited reviews of quarterly financial information and consultations in connection with various financial reporting, accounting and income tax matters. Representatives of Deloitte & Touche will attend the Annual Meeting and will have an opportunity to make a statement, if they desire to do so, and to respond to appropriate questions.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS A VOTE FOR PROPOSAL 2.

- --------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL

(PROPOSAL 3)

- --------------------------------------------------------------------------------

A stockholder has advised the Company that he intends to present the following resolution at the Annual Meeting. (The name, address and number of shares owned by such stockholder will be provided upon request to the Secretary of the Company.) In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

STOCKHOLDER RESOLUTION

BE IT RESOLVED: That Albertson's stockholders urge that the Board of Directors take the necessary steps, in compliance with Delaware law, to declassify the Board of Directors for the purpose of director elections. The Board declassification shall be completed in a manner that does not affect the unexpired terms of directors previously elected.

SUPPORTING STATEMENT

The Board of Directors of Albertson's is divided into three classes of directors serving staggered three-year terms. This means that if shareholders wanted to replace the board, it would take three years and three separate votes.

The general purpose of this structure is to provide continuity as well as to prevent takeovers.

As an anti-takeover device, a staggered board is unneeded. Albertson's is a Delaware company and enjoys nearly iron-clad protection from hostile bidders through a number of state laws and court rulings.

Providing continuity is a nice way of saying that it reduces the number of directors that could be defeated in an election. The ability to elect directors is the single most important power of the shareholder vote. Shareholders should be able to review all board candidates at every annual meeting.

For example, staggered boards retard shareholders from replacing current directors with those concerned with Albertson's failure to integrate its Board and executive management teams with women or minorities. Here are some concerns at Albertson's:

* On Tuesday, November 23, 1993, Albertson's announced it settled a class action lawsuit alleg-

- --------------------------------------------------------------------------------

ing gender and race discrimination for $29.5 million.

* In 1991, the EEOC charged Albertson's with sex discrimination. The corporation agreed to pay $725,000 and revise its employment procedures.

* In 1986, the EEOC cited Albertson's for engaging in employment practices which kept women in low-level jobs. At that time, women represented less than 2% of Albertson's store directors, but did and still do represent over 75% of our customers.

Discrimination charges against Albertson's are not limited to employees. Lawsuits filed by female customers of Albertson's stores in Clearwater and Pinellas, Florida, and Clarkston, Washington, and Lewiston, Idaho, have accused Albertson's of subjecting them to racial slurs, threats and civil rights violations.

The costs of these lawsuits go beyond the litigation expenses and potential damages that could run into the hundreds of millions. If the company is in fact discriminating against female and minority employees, then as shareholders, we will suffer due to declining productivity. Similarly, if female and minority customers feel uncomfortable in Albertson's stores, we will lose valuable business.

The Board of Directors, no matter how well intentioned, may have difficulty identifying and rooting out sources of discrimination because the Board of Directors consists almost entirely of white males. There are no people of color on the Board or in the executive suites.

The Board of Directors has had seven years since the first EEOC charge to address these problems. While other major corporations have begun to diversify the top ranks of management, the Albertson's Board has been unwilling or unable to locate qualified female and minority candidates.

- --------------------------------------------------------------------------------

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

- --------------------------------------------------------------------------------

Your Board of Directors recommends a vote AGAINST this proposal for the following reasons:

Your Board of Directors believes that a classified board continues to serve the Company, you the stockholders and those with whom the Company does business by permitting all to rely on the consistency and continuity of corporate policy. At the same time, annual elections, in which a third of the board is elected each year, offer stockholders a regular opportunity to renew and reinvigorate corporate decision-making while maintaining the basic integrity of corporate policy year-to-year for the benefit of all who rely on it.

A system of classified directors also benefits stockholders by making corporate takeovers by proxy contest more difficult. Since only one-third of the Company's directorships are filled at any annual meeting of stockholders, it is impossible to elect an entire new board or even a majority of the board at a single meeting. (Contrary to the supporting statement offered for this proposal, control of the board can be changed at two annual meetings held one year apart, and the entire board can be replaced in the course of three annual meetings held just two years apart.) Incumbent directors always represent a majority of the board and are in a position to protect the interests of all stockholders.

The stockholders of the Company adopted the present system of classified directors at the 1980 Annual Meeting of Stockholders by a margin of 77% of the outstanding shares in favor, 7% of the outstanding shares against and 3% of the outstanding shares abstaining. More than half of all Fortune 500 companies currently have a system of classified directors. Statistics compiled by the Investor Responsibility Research Center, Inc. show that stockholders of public companies have strongly supported the use of classified boards.

This stockholder proposal, like the stockholder proposal that follows, was submitted to the Company by a member of the International Brotherhood of Teamsters (the "International"), which is conducting a campaign this year against the

                                                              (ALBERTSON'S LOGO)

- --------------------------------------------------------------------------------

Company and several other corporations. The Company is regularly engaged in negotiating labor agreements with various Teamster local unions, and management believes this proposal reflects an attempt by the International to gain leverage over the Company for use in labor negotiations with the Company.

Your Board of Directors is committed to providing equal opportunities for employment, development and advancement for all of the Company's employees, with an emphasis on personal and career development. The Company has in fact made steady strides in recent years in advancing women and minorities to managerial positions. Although this stockholder proposal does not address these issues, the statement in support of this proposal does. The proposal itself addresses the mechanics of electing directors, which your Board of Directors has addressed in this statement.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

- --------------------------------------------------------------------------------

STOCKHOLDER PROPOSAL

(PROPOSAL 4)

- --------------------------------------------------------------------------------

A stockholder has advised the Company that he intends to present the following resolution at the Annual Meeting. (The name, address and number of shares owned by such stockholder will be provided upon request to the Secretary of the Company.) In accordance with applicable proxy regulations, the proposed resolution and supporting statement, for which the Board of Directors and the Company accept no responsibility, are set forth below.

STOCKHOLDER RESOLUTION

WHEREAS, the shareholders of the Company desire to vote by secret ballot, THEREFORE, BE IT RESOLVED that Article II, Section 10 of the Albertson's, Inc. By-Laws be amended by adding the following paragraph:

     Except as otherwise provided by law, only persons in whose names shares entitled to vote stand on the stock records of the Corporation on the record date for determining the stockholders entitled to vote at every meeting of the stockholders shall be entitled to vote at such meeting. Shares standing in the names of two or more persons shall be voted or represented in accordance with the determination of the majority of such persons, or, if only one of such persons is present in person or represented by proxy, such person shall have the right to vote such shares and such shares shall be deemed to be represented for the purpose of determining a quorum. Every person entitled to vote or execute consents shall have the right to do so either in person or by an agent or agents authorized by a written proxy executed by such person or his duly authorized agent, which proxy shall be filed with the Secretary of the Corporation at or before the meeting at which it is to be used. A shareholder vote, whether in person or by proxy, shall be conducted by a secret ballot vote. Said proxy so appointed need not be a stockholder.

SUPPORTING STATEMENT

Secret ballot voting is a basic part of true democracy. Federal and State laws require secret ballot elections for public offices and labor union offices. Shareholders deserve the same right.

Many shareholders are also customers or employees of Albertson's, Inc. Many shareholders do business with various firms connected to incumbent directors. While I am unaware of any threats of retaliation, fears of retaliation should not even be in the back of a shareholder's mind when he or she decides how to vote.

- --------------------------------------------------------------------------------

The confidentiality policies at Sears, Baxter International, Weyerhaeuser, General Signal, Unisys and W.R. Grace all now provide confidentiality during proxy contests. Most of these used to have a policy like Albertson's, but modified it after shareholders objected. At Avon, Lockheed, and USX, shareholders in 1990 enacted confidential voting over management opposition. At National Intergroup, management tried to get shareholders to accept limited confidentiality, but 69.9 percent of shares voted instead in favor of full confidentiality. Confidential voting at various companies has been backed by TIAA-CREF (the nation's largest pension fund), California and New York City pension funds, United Shareholders Association and others. A Business Week editorial in 1992 also endorsed confidential voting.

Many shareholders think confidentiality can be assured by holding stock in a street or nominee name. This is not the case; some brokers or nominees reveal their customers' votes. Moreover, a shareholder who owns stock in a street or nominee name is giving up important legal rights given only to shareholders of record, such as access to corporate records.

- --------------------------------------------------------------------------------

BOARD OF DIRECTORS' STATEMENT IN OPPOSITION

- --------------------------------------------------------------------------------

Your Board of Directors recommends a vote AGAINST this proposal for the following reasons:

Your Board of Directors believes that a secret ballot requirement is unnecessary in view of existing safeguards under the Company's present By-Laws. Stockholders already have the option of voting anonymously by holding their shares in the name of a banker, broker or other nominee. For any stockholder interested in anonymity, this is a more direct and less costly method of providing confidentiality than mandating a system of secret ballots for all stockholders. Moreover, the Board believes that the existing proxy solicitation process has served the Company's stockholders fairly for many years and that the present process is cost-effective and represents prudent management which is entirely consistent with high business and ethical standards.

Further, each year many stockholders rely on the Company's proxy card to voice their individual concerns to the Company in a simple, convenient and cost-free manner. Your Board of Directors is, of course, opposed to any measure that would discourage stockholder communication with the Company. Therefore, and especially in view of the existing options available to stockholders who desire anonymity, the Board of Directors believes that secret ballot voting would unnecessarily deny stockholders an efficient and effective means of communicating with the Company without offering the Company and all stockholders offsetting benefits in return.

In addition, the proposal is drafted in a flawed and unworkable manner. Since what is being proposed is an amendment to the Company's By-Laws, the procedure to be used for secret ballot voting should be specified in the amendment. The proposal is so vague as to be extremely difficult, if not impossible, to implement. This is certainly not the proper way to amend the Company's governing documents.

Like the stockholder proposal above, this stockholder proposal was submitted to the Company by a member of the International Brotherhood of Teamsters (the "International"), which is conducting a campaign this year against the Company and several other corporations. The Company is regularly engaged in negotiating labor agreements with various Teamster local unions, and management believes this proposal reflects an attempt by the International to gain leverage over the Company for use in labor negotiations with the Company.

FOR THE FOREGOING REASONS, YOUR BOARD OF DIRECTORS BELIEVES THAT THIS PROPOSAL IS NOT IN THE BEST INTERESTS OF THE COMPANY AND UNANIMOUSLY RECOMMENDS THAT YOU VOTE AGAINST THIS PROPOSAL.

                                                              (ALBERTSON'S LOGO)

- --------------------------------------------------------------------------------

OTHER MATTERS

- --------------------------------------------------------------------------------

The Company is not aware of any other matters to be submitted at the Annual Meeting of Stockholders. If a stockholder proposal relating to an independent nominating committee that was excluded from this Proxy Statement in accordance with the applicable provisions of Rule 14a-8 of the Securities Exchange Act of 1934 is properly brought before the meeting, the Board of Directors will recommend that the proxy holders use their discretionary authority to vote the shares they represent against such proposal. If any other matters properly come before the meeting, it is the intention of the proxy holders to vote the shares they represent as the Board of Directors may recommend.

- --------------------------------------------------------------------------------

FILING OF FORMS PURSUANT TO SECTION 16 OF THE SECURITIES EXCHANGE ACT OF 1934

- --------------------------------------------------------------------------------

As required by Securities and Exchange Commission rules under Section 16 of the Securities Exchange Act of 1934, the Company notes that due to clerical error, the Form 3 for J. B. Scott, Director, and one Form 4 covering one transaction for Thomas A. Brother, Senior Vice President, Distribution, were filed late.

- --------------------------------------------------------------------------------

DEADLINE FOR RECEIPT OF STOCKHOLDERS' PROPOSALS

- --------------------------------------------------------------------------------

Proposals by stockholders of the Company that are intended to be presented to the stockholders at the Company's 1995 Annual Meeting must be received by the Company no later than December 9, 1994 in order that they may be included in the Proxy Statement and proxy card for that meeting.

        THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF

                              ALBERTSON'S, INC.



The undersigned hereby appoints Warren E. McCain, Gary G. Michael, John B. Carley, and each of them, as Proxies for the undersigned, each with full power of substitution, to represent the undersigned and to vote all shares of Common Stock of Albertson's, Inc. ("Company") that the undersigned is entitled to vote in the manner indicated on the reverse side hereof, and with discretionary authority as to any other matters that may properly come before the meeting as set forth under the heading "Other Matters" in the accompanying proxy statement. If no other indication is made, the proxyholders will vote FOR the election of the director nominees, FOR proposal 2 and AGAINST proposals 3 and 4 at the Annual Meeting of Stockholders of the Company to be held on Friday, May 27, 1994, and at any and all adjournments thereof.


                    (PLEASE DATE AND SIGN ON REVERSE SIDE)



  -------------------------------------------------------------------------
                             FOLD AND DETACH HERE






                              [ALBERTSON'S LOGO]





                        ANNUAL MEETING OF STOCKHOLDERS

                             FRIDAY, MAY 27, 1994

                                  10:00 A.M.


                          BOISE CENTRE ON THE GROVE
                               850 FRONT STREET
                                 BOISE, IDAHO

                                     PLEASE MARK YOUR VOTES LIKE THIS   X
                                                                      -----

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS AND WILL BE VOTED
 AS DIRECTED HEREIN.  IF NO DIRECTION IS GIVEN, THIS PROXY WILL BE VOTED FOR
               PROPOSALS 1 AND 2 AND AGAINST PROPOSALS 3 AND 4.

- -------------
   COMMON

THE BOARD OF DIRECTORS RECOMMENDS A VOTE FOR PROPOSALS 1 AND 2.


1.  ELECTION OF FOUR DIRECTORS TO CLASS II.
    NOMINEES:  Kathryn Albertson, A. Gary Ames, John B. Carley, Paul I.
    Corddry.

    FOR all nominees         WITHHOLD AUTHORITY to vote for all nominees

    ________                 ________

    To withhold authority for any individual nominee, check the "FOR" all nominees box above and write that nominee's name on line below:

    ______________________________________________


2. PROPOSAL TO RATIFY THE APPOINTMENT OF DELOITTE & TOUCHE AS THE COMPANY'S INDEPENDENT AUDITORS.

    FOR _____    AGAINST _____    ABSTAIN _____



THE BOARD OF DIRECTORS RECOMMENDS A VOTE AGAINST PROPOSALS 3 AND 4.


3.  STOCKHOLDER PROPOSAL TO DECLASSIFY THE BOARD OF DIRECTORS.

    FOR _____    AGAINST _____    ABSTAIN _____


4.  STOCKHOLDER PROPOSAL TO AMEND BY-LAWS TO IMPLEMENT SECRET BALLOT VOTING.

    FOR _____    AGAINST _____    ABSTAIN _____


Dated:_______________________, 1994


__________________________________________
Signature

__________________________________________
Signature

THIS PROXY SHOULD BE SIGNED EXACTLY AS NAME APPEARS HEREON. Executors, administrators, trustees, and so forth, should give full title as such. If the signatory is a corporation, please sign full corporate name by duly authorized officer. If a partnership, please sign in partnership name by authorized party. If shares are held in multiple names, at least one must sign as authorized party.


- ------------------------------------------------------------------------------
                             FOLD AND DETACH HERE





                              [ALBERTSON'S LOGO]





                        ANNUAL MEETING OF STOCKHOLDERS

                             FRIDAY, MAY 27, 1994

                                  10:00 A.M.

                          BOISE CENTRE ON THE GROVE
                               850 FRONT STREET
                                 BOISE, IDAHO

                                  APPENDIX A

                  DESCRIPTION OF GRAPHIC AND IMAGE MATERIAL


1.      Location:       Page immediately following Table of Contents
        Item:           Map
        Description:    Map showing parking options near site of Annual Meeting